CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment 38 to the Registration Statement on Form N-4, 33-4173 of RiverSource® Flexible Annuity of our report dated February 23, 2017 relating to the consolidated financial statements of RiverSource Life Insurance Company and our report dated April 21, 2017 with respect to the financial statements of RiverSource Account F, which appear in Post-Effective Amendment 29 to the Registration Statement on Form N-4, 33-47302. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 24, 2017